Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER RESULTS

•First quarter comparable sales increased 28% year-over year, and 13% versus 2019

•Net sales of $4 billion were up 89% versus 2020 and up 8% compared to 2019 pre-COVID levels

•Reported earnings per share for the quarter were $0.43, and $0.48 on an adjusted basis

•Reported Operating Margin of 6.0% with Adjusted Operating Margin of 7.4%

•Company raising full year outlook for sales, operating margin, and earnings per share
•Sales growth up low-to mid-twenty percent range versus 2020
•Operating Margin of about 6% on both a reported and adjusted basis
•Reported earnings per share range of $1.55-$1.70; Adjusted earnings per share range of $1.60-$1.75

SAN FRANCISCO – May 27, 2021 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., reported first quarter fiscal year 2021 diluted earnings per share of $0.43. Excluding charges associated with divestiture activity related to the Janie & Jack business and Intermix business, adjusted first quarter 2021 earnings per share were $0.48. The company raised its full year reported diluted earnings per share guidance to be in the range of $1.55 to $1.70, and $1.60 to $1.75 on an adjusted basis.

“Our Power Plan 2023 is taking hold. Investments in demand-generation, coupled with macro tailwinds, supercharged our brands. Gap Inc. delivered sales growth of 8% over 2019 pre-COVID levels, with particular strength at Old Navy and Athleta, a healthy and growing Gap business in North America, and market share gains that outpaced the industry,” said Sonia Syngal, CEO, Gap Inc. “As stores traffic came back, we sustained our digital dominance with 82% online growth versus 2019. And while Active and Fleece continue to soar, we saw a resurgence in summer fashion with dresses rebounding, showing that customers are emerging from the crisis wanting to express their style without sacrificing the comfort and digital convenience they’ve become accustomed to. Through the power of our brands, platform and portfolio, we deliver it all.”

Financial results for the first quarter of fiscal 2020 and 2019 can be found in the tables at the end of this press release. Due to the significant impact of COVID-related store closures last year, financial comparisons for the quarter are being made primarily to 2019.

This press release includes the non-GAAP measures free cash flow, adjusted operating expenses, adjusted operating income, and adjusted earnings per share. Please see the reconciliation of these measures from the most directly comparable GAAP financial measures in the tables at the end of this press release.

First Quarter 2021 Net Sales Results

The company’s first quarter fiscal year 2021 net sales of $4 billion were up 8% compared to 2019. The company estimates that COVID-related closures in markets outside of the U.S. resulted in approximately

2% of sales decline versus 2019. Additionally, strategic permanent closures in the Gap and Banana Republic brands as part of the Power Plan 2023 strategy, while earnings accretive, reduced net sales by approximately 5% versus 2019. Comparable sales were up 28% year-over-year, and up 13% versus 2019. The comparable sales calculation reflects online sales and comparable sales days for stores that were open on the same days in both the current and prior comparable period. Market share improved by 9 tenths of a point to last year.1

Net sales by brand for the first quarter were as follows:

•Old Navy Global: Net Sales were up 27% versus 2019, and the brand maintained its position as the #2 apparel brand in the U.S.1 Comparable sales were up 35% year-over-year and up 25% versus 2019. Compelling product storytelling and values-driven messaging has driven customer acquisition and strong transaction metrics. Growth in key categories like active and fleece remain strong, and seasonal categories are now trending favorably as consumers move into a new phase of pandemic recovery, planning vacations and summer activities.

•Gap Global: Net Sales declined 16% versus 2019, with permanent store closures resulting in an estimated 11% sales decline, and international COVID-closures driving an estimated 4% decline on a 2-year basis. Comparable sales increased 29% year-over-year and decreased 1% versus 2019. The North America business is healthy and growing, with first quarter comparable sales up 9% on a 2-year basis. Today’s announcement of the exclusive Gap Home distribution agreement with Walmart.com marks further progress in the company’s objective of creating strategic partnerships to amplify brand reach.

•Banana Republic Global: Net Sales declined 29% versus 2019. Comparable sales were down 4% year-over-year and down 22% versus 2019. Redefining casual luxury and heightened creativity are top priorities as the team lays the foundation for transformation. Banana Republic showed off floral windows to welcome Spring, and in support of emerging designers worldwide, launched a capsule collection with Prep Curry that was largely sold out in under 1 week.

•Athleta: Net Sales were up 56% versus 2019. Comparable sales grew 27% year-over-year and 46% versus 2019. Athleta drove outsized digital growth, up 113% compared to the first quarter of 2019, while achieving record regular-priced sales through gains in relevant product categories and purpose-led marketing. The team made significant strides driving brand awareness during the quarter through the launch of inclusive sizing and with the announcement of a partnership with Simone Biles, the most decorated gymnast in World Championships history.

Gap Inc. first quarter online sales grew 82% versus the first quarter of 2019 and represented 40% of the total business. Store sales declined 16% versus the first quarter of 2019, primarily due to strategic closures and COVID-closures outside of the U.S.

First Quarter 2021 Additional Results:

Compared to the first quarter of fiscal 2019:
•Gross profit was $1.63 billion, an increase of $286 million or 21%.

•Gross margin was 40.8%, an increase of 450 basis points driven by:

1 The NPD Group / Consumer Tracking Service / U.S. Dollar Share, 3 months ending April 2021.

◦ROD leverage of 430 basis points primarily related to online growth, store closures and rent negotiations.
◦Merchandise margins expanded 20 basis points as strong product acceptance resulting in lower discounting mitigated about 200 basis points of headwinds primarily from higher shipping costs associated with increased online sales.

•Reported operating expenses were $1.4 billion or 34.8% of net sales. Divestiture activity during the quarter resulted in charges of $56 million. Adjusted operating expenses for the quarter were $1.3 billion or 33.4% of net sales, up approximately $120 million versus adjusted operating expenses for the first quarter 2019, including an increase in marketing investments, which resulted in 0.9 points of market share gain in the quarter. Please see the reconciliation of adjusted operating expenses, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•First quarter operating margin was 6.0%. Adjusted operating margin, excluding costs associated with the divestiture activity, was 7.4%, up 390 basis points versus adjusted operating margin from 2019. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•The effective tax rate was 11.2% for the first quarter of fiscal 2021. The first quarter effective tax rate reflects the income tax benefit related to divestiture activity in the quarter. Excluding this impact, the adjusted effective tax rate was 23.5%.

•The company ended the first quarter of fiscal year 2021 with 377 million shares outstanding.

•Diluted earnings per share were $0.43. Adjusted diluted earnings per share were $0.48. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

•The company paid the previously deferred fiscal 2020 first quarter dividend of $0.2425 per share during the first quarter of fiscal year 2021. In addition, on May 11, 2021, the company announced that its Board of Directors authorized a second quarter dividend of $0.12 per share.

•Ending inventory was up 6% compared to the first quarter of fiscal 2019, driven by increased in-transit inventory as a result of port congestion, longer lead times, and supply chain challenges in Southeast Asia.

The company ended the first quarter of fiscal year 2021 with $2.5 billion in cash, cash equivalents, and short-term investments. First quarter free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $216 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

First quarter fiscal year 2021 capital expenditures were $124 million.

The company ended the first quarter of fiscal year 2021 with 3,571 store locations in over 40 countries, of which 2,997 were company-operated.

2021 Outlook

The company raised its reported full-year diluted earnings per share guidance to be in the range of $1.55 to $1.70. Excluding charges associated with divestiture activity related to the Janie and Jack and Intermix businesses, full year earnings per share on an adjusted basis are expected to be in the range of $1.60 to $1.75. This outlook does not include potential impacts of our ongoing strategic review of the European business. In addition, the company continues to closely monitor the impact of COVID-related store closures globally, as well as challenges related to supply-chain and port congestion.

Net Sales: The company now expects net sales growth for fiscal year 2021 to be in the low-to-mid twenty percent range versus 2020, an increase versus the previously communicated net sales growth guidance of mid-to-high teens. The company noted that this outlook reflects lost revenue attributable to the divestitures of Janie and Jack and Intermix, which together represented approximately 2% of annual company sales.

Operating Margin: Updated reported and adjusted operating margin guidance of about 6%, up from previous guidance of about 5%, reflects the strong first quarter performance and accelerated progress toward the company’s objective of achieving a 10% operating margin by the end of 2023. Operating margin guidance anticipates a modestly higher level of SG&A spend, as a percentage of sales, in the second quarter versus the first quarter.

Effective Tax Rate: The company now expects its reported fiscal year 2021 effective tax rate to be about 24%. Excluding the income tax benefit related to divestiture activity, the company expects its adjusted fiscal year 2021 effective tax rate to be about 25%.

Interest Expense: The company continues to expect net interest expense of approximately $210 million for fiscal year 2021.

Inventory: The company now expects inventory growth at the end of the second quarter of up high-single digits to mid-teens versus the year ago quarter. The increase is driven by higher in-transit inventory as supply chain challenges continue to drive port congestion and longer lead times.

Share Repurchases: The company announced the resumption of its share repurchase program, which has $800 million of its $1 billion authorization remaining. Subject to market conditions and other considerations, the company currently intends to repurchase up to $200 million of shares under the program in the remainder of fiscal year 2021.

Capital Expenditures: The company continues to expect capital spending to be approximately $800 million for fiscal year 2021.

Real Estate: The company continues to expect to open about 30-40 Old Navy and 20-30 Athleta stores in 2021, as well as close approximately 75 Gap and Banana Republic stores in North America.

“We’re pleased with the strong results we’ve seen this quarter. The actions we’ve taken, aligned with our Power Plan 2023 strategy, to reduce discounting, restructure our fleet, and divest our smaller businesses are enabling continued investment in growth and driving us toward our operating margin goal of 10% in 2023,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc.

Webcast and Conference Call Information
Steve Austenfeld, Head of Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal year 2021 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Mr. Austenfeld will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

To access the conference call, please use the “Click to Join” link below to have the conference call you. The link becomes active 15 minutes prior to the scheduled start time.

Click to Join

If you prefer to dial in, you can join by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 3599144). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: sales growth in 2021; reported and adjusted operating margin in 2021; reported and adjusted earnings per share in 2021; our Power Plan 2023 strategy and our ability to execute against it; our investments in demand generation; market share gains; consumer spending patterns; our omni-channel capabilities; apparel trends and consumer preferences; product acceptance by our customers; the impact of seasonality and pandemic recovery on our operations; Gap Global sales growth in North America; our Gap Home distribution agreement with Walmart.com and other existing and potential future partnerships; our efforts to improve brand awareness, image, positioning and reach; our dividend policy, including the potential timing and amounts of future dividends; the impact of COVID-related store closures and stay-at-home restrictions globally; the impact of supply chain and raw material challenges, including port congestion; our level of SG&A spend; reported and adjusted effective tax rate in 2021; net interest expense in 2021; inventory growth; future share repurchases, including the potential timing and amounts thereof; capital expenditures in 2021; store openings and closings in 2021; operating margin in 2023; our key initiatives and business priorities; the impact of the divestiture of the Janie & Jack and Intermix businesses; our ongoing strategic review of the European business; rationalizing the Gap and Banana Republic brands; reducing our fixed cost structure; targeted closures of North American stores, including the number and timing thereof and costs associated therewith; our cash flows from operations and debt position; the quality of our inventory and ability to deliver product margins above last year’s second quarter levels; our investments in marketing and digital assets; our ability to increase productivity; our new credit card program with Barclays and Mastercard; our loyalty programs; and continuing to integrate social and environmental sustainability into business practices.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information; the overall global economic environment and risks associated with the COVID-19 pandemic; the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that the failure to manage key executive succession and retention and to continue to attract qualified personnel could have an adverse impact on our results of operations; the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation; the risk that a failure of, or updates or changes to, our information technology systems may disrupt our operations; the risks to our efforts to expand internationally, including our ability to operate in regions where we have less experience; the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations; the risk that foreign currency exchange rate fluctuations could adversely impact our financial results; the risk that comparable sales and margins will experience fluctuations; the risk that natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises, negative global climate patterns, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition and results of operations; the risk that reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards could adversely affect our operating results and cash flows; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial position or our business initiatives; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2021, as well as our subsequent filings with the Securities and Exchange Commission.
These forward-looking statements are based on information as of May 27, 2021. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Steve Austenfeld
(415) 427-1807
Investor_relations@gap.com
Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 1, 2021	May 2, 2020	May 4, 2019 (a)
ASSETS
Current assets:
Cash and cash equivalents	$2,066	$1,028	$941
Short-term investments	475	51	272
Merchandise inventory	2,370	2,217	2,242
Other current assets	1,091	920	757
Total current assets	6,002	4,216	4,212
Property and equipment, net	2,839	2,945	3,129
Operating lease assets	4,060	4,851	5,732
Other long-term assets	703	698	547
Total assets	$13,604	$12,710	$13,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving credit facility	$—	$500	$—
Accounts payable	1,530	971	994
Accrued expenses and other current liabilities	1,294	1,051	882
Current portion of operating lease liabilities	798	886	929
Income taxes payable	16	23	26
Total current liabilities	3,638	3,431	2,831
Long-term liabilities:
Long-term debt	2,218	1,250	1,249
Long-term operating lease liabilities	4,449	5,331	5,597
Other long-term liabilities	493	381	372
Total long-term liabilities	7,160	6,962	7,218
Total stockholders' equity	2,806	2,317	3,571
Total liabilities and stockholders' equity	$13,604	$12,710	$13,620
__________
(a) First quarter of fiscal 2019 information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 1, 2021	May 2, 2020	May 4, 2019 (a)
Net sales	$3,991	$2,107	$3,706
Cost of goods sold and occupancy expenses	2,361	1,839	2,362
Gross profit	1,630	268	1,344
Operating expenses	1,390	1,512	1,028
Operating income (loss)	240	(1,244)	316
Interest, net	53	15	14
Income (loss) before income taxes	187	(1,259)	302
Income taxes	21	(327)	75
Net income (loss)	$166	$(932)	$227
Weighted-average number of shares - basic	376	372	379
Weighted-average number of shares - diluted	385	372	381
Earnings (loss) per share - basic	$0.44	$(2.51)	$0.60
Earnings (loss) per share - diluted	$0.43	$(2.51)	$0.60
__________
(a) First quarter of fiscal 2019 information provided for comparability.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 1, 2021 (a)	May 2, 2020 (a)	May 4, 2019 (a) (b)
Cash flows from operating activities:
Net income (loss)	$166	$(932)	$227
Depreciation and amortization	120	130	138
Impairment of operating lease assets	5	360	—
Impairment of store assets	—	124	—
Loss on divestiture activity	56	—	—
Gain on sale of building	—	—	(191)
Change in merchandise inventory	69	(79)	(83)
Change in income taxes payable, net of receivables and other tax-related items	(18)	(322)	36
Other, net	(58)	(221)	(98)
Net cash provided by (used for) operating activities	340	(940)	29
Cash flows from investing activities:
Purchases of property and equipment	(124)	(122)	(165)
Purchase of building	—	—	(343)
Purchase of short-term investments	(298)	(59)	(69)
Proceeds from sales and maturities of short-term investments	233	297	86
Proceeds from divestiture activity	28	—	—
Proceeds from sale of building	—	—	220
Purchase of Janie and Jack	—	—	(69)
Net cash provided by (used for) investing activities	(161)	116	(340)
Cash flows from financing activities:
Proceeds from revolving credit facility	—	500	—
Proceeds from issuances under share-based compensation plans	25	6	10
Withholding tax payments related to vesting of stock units	(32)	(7)	(19)
Repurchases of common stock	—	—	(50)
Cash dividends paid	(91)	—	(92)
Net cash provided by (used for) financing activities	(98)	499	(151)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(1)	(8)	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	80	(333)	(462)
Cash, cash equivalents, and restricted cash at beginning of period	2,016	1,381	1,420
Cash, cash equivalents, and restricted cash at end of period	$2,096	$1,048	$958
__________
(a) For the thirteen weeks ended May 1, 2021, May 2, 2020, and May 4, 2019, total cash, cash equivalents, and restricted cash includes $30 million, $20 million, and $17 million, respectively, of restricted cash recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

(b) First quarter of fiscal 2019 information provided for comparability.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business and infrastructure. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	May 1, 2021	May 2, 2020
Net cash provided by (used for) operating activities	$340	$(940)
Less: Purchases of property and equipment	(124)	(122)
Free cash flow	$216	$(1,062)

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FIRST QUARTER OF FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of a loss on divestiture activity incurred during the first quarter of fiscal 2021. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended May 1, 2021
GAAP metrics, as reported	$1,390	34.8%	$240	6.0%	$21	$166	$0.43
Adjustment for:
Loss on divestiture activity (a)	(56)	(1.4)%	56	1.4%	36	20	0.05
Non-GAAP metrics	$1,334	33.4%	$296	7.4%	$57	$186	$0.48

__________
(a) Represents the impact of the loss on divestiture activity for the Janie and Jack and Intermix brands.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FIRST QUARTER OF FISCAL YEAR 2019
The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of a gain on the sale of a building, separation-related costs, and specialty fleet restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not part of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales (c)	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended May 4, 2019
GAAP metrics, as reported	$1,028	27.7%	$316	8.5%	$75	$227	$0.60
Adjustments for:
Gain on sale of building	191	5.2%	(191)	(5.2)%	(50)	(141)	(0.37)
Separation-related costs (a)	(4)	(0.1)%	4	0.1%	1	3	0.01
Specialty fleet restructuring costs (b)	(1)	—%	1	—%	—	1	—
Non-GAAP metrics	$1,214	32.8%	$130	3.5%	$26	$90	$0.24

__________
(a) Represents the impact of costs related to preparing for the Old Navy spin-off transaction and subsequent cancellation of this transaction. Separation-related amounts primarily consist of costs associated with information technology and fees for consulting and advisory services.
(b) Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.
(c) Operating income as a percentage of net sales was computed individually for each line item; therefore, the sum of the percentages may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2021
Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2021 is provided to enhance visibility into the Company's expected underlying results for the period excluding the impact of a loss on divestiture activity incurred during the first quarter of fiscal 2021. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 29, 2022
	Low End	High End
Expected earnings per share - diluted	$1.55	$1.70
Add: Estimated impact of loss on divestiture activity (a)	0.14	0.14
Less: Estimated incremental tax benefit on divestiture activity (b)	(0.09)	(0.09)
Expected adjusted earnings per share - diluted	$1.60	$1.75
__________
(a) Represents the estimated earnings per share impact of the loss on divestiture activity for the Janie and Jack and Intermix brands.
(b) Represents certain tax impacts related to divestiture activity discussed above.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s first quarter fiscal year 2021 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (3)	Total
13 Weeks Ended May 1, 2021
U.S. (1)	$2,099	$556	$333	$347	$89	$3,424
Canada	159	68	34	—	—	261
Europe	—	69	3	—	—	72
Asia	1	163	16	—	—	180
Other regions	21	30	3	—	—	54
Total	$2,280	$886	$389	$347	$89	$3,991
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta (2)	Other (4)	Total
13 Weeks Ended May 2, 2020
U.S. (1)	$949	$311	$245	$205	$51	$1,761
Canada	77	34	24	—	—	135
Europe	—	54	3	—	—	57
Asia	1	108	12	—	—	121
Other regions	11	17	5	—	—	33
Total	$1,038	$524	$289	$205	$51	$2,107
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (5)	Athleta (2)	Other (6)	Total
13 Weeks Ended May 4, 2019
U.S. (1)	$1,641	$608	$487	$223	$63	$3,022
Canada	128	69	47	—	1	245
Europe	—	121	3	—	—	124
Asia	10	233	26	—	—	269
Other regions	20	21	5	—	—	46
Total	$1,799	$1,052	$568	$223	$64	$3,706
__________
(1)    U.S. includes the United States, Puerto Rico, and Guam.
(2) Previously, net sales for the Athleta brand were grouped within the "Other" column. Beginning in fiscal 2021, we have made a change for all periods presented to break out Athleta net sales into its own column.
(3) Primarily consists of net sales for the Intermix brand. Also includes net sales for the Janie and Jack brand through April 7, 2021.
(4) Primarily consists of net sales for the Intermix, Janie and Jack, and Hill City brands.
(5) Banana Republic Global fiscal year 2019 net sales include the Janie and Jack brand beginning March 4, 2019.
(6) Primarily consists of net sales for the Intermix and Hill City brands as well as a portion of income related to our credit card agreement.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 30, 2021	13 Weeks Ended May 1, 2021		May 1, 2021
	Store Locations	Store Locations Opened	Store Locations Closed (1)	Store Locations	Square Feet (millions)

Old Navy North America	1,220	24	2	1,242	19.9
Gap North America	556	1	5	552	5.8
Gap Asia	340	5	8	337	2.9
Gap Europe	117	1	2	116	1.0
Banana Republic North America	471	1	3	469	4.0
Banana Republic Asia	47	3	2	48	0.2
Athleta North America	199	3	—	202	0.8
Intermix North America	31	—	—	31	0.1
Janie and Jack North America (2)	119	—	—	—	—
Company-operated stores total	3,100	38	22	2,997	34.7
Franchise	615	36	77	574	N/A
Total	3,715	74	99	3,571	34.7
__________
(1)    Represents stores that have been permanently closed, not stores temporarily closed as a result of COVID-19.
(2)    On April 8, 2021, the Company completed the sale of the Janie and Jack brand. The 119 stores sold are not included as store closures or in the ending balance for fiscal 2021.